Exhibit 99

MEREDITH CORPORATION

Q3FY 2005 INVESTOR CONFERENCE CALL

INTRODUCTION

JIM JACOBSON

Good morning. I'm Jim Jacobson, Director of Investor Relations for Meredith. Bill Kerr, Chairman and Chief Executive Officer, will start today with an overview of the third quarter of fiscal 2005. Steve Lacy, President and Chief Operating Officer, will follow with a review of our two business groups and will discuss our outlook. At the conclusion of the call, Bill, Steve, Chief Financial Officer Suku Radia, Publishing Group President Jack Griffin, and Broadcasting Group President Paul Karpowicz will respond to your questions.

We will refer to non-GAAP measures that in conjunction with GAAP results provide additional analytic tools to understand our core operations. Tables that reconcile GAAP results to non-GAAP measures have been posted to our web site. A transcript of this call will be posted to our web site as well.

In our remarks today we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of the risk factors can be found in our earnings release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

One last note-we expect to file our 10-Q for the third quarter today. We encourage all investors to review our SEC filings.

Now, Bill will begin the presentation.

BILL KERR

Welcome

Thank you and good morning. Welcome to our conference call to discuss our third quarter results. I trust you have had a chance to review the press release issued this morning. I'll start with an overview of our performance in the quarter and the first nine months of fiscal 2005. Next, Steve will update you on both of our business groups and provide our outlook for the remainder of the year. Then, the management team will respond to your questions.

We delivered the best third quarter operating profit in our 103-year history. Earnings per share increased 15 percent to $0.69 per share. Total revenues grew 2 percent to $305.5 million.

Let me share a few highlights.

In Broadcasting, operating profit increased 14 percent and EBITDA rose 12 percent. EBITDA margin increased more than 3 percentage points and revenues grew 1 percent. The Broadcasting Group also grew non-political revenues and benefited from our recently acquired stations as well from as ratings gains at our existing stations.

In Publishing, operating profit grew 6 percent on a 2 percent gain in revenues. Operating profit margin increased nearly 1 percentage point. This performance reflected profit growth from our circulation activities along with our book and integrated marketing operations, partially offset by lower advertising revenues.

Both of our business groups produced strong results in the first nine months of fiscal 2005 as well. Broadcasting grew operating profit 43 percent and improved EBITDA margin more than 5 percentage points. Total revenues grew 12 percent, fueled by $18.7 million in net political advertising. We grew non-political advertising revenues 4 percent.

The Publishing Group increased operating profit 11 percent and improved operating profit margin one and a half percentage points on a 2 percent increase in revenues.

I want to welcome Paul Karpowicz to the call today. This is the first earnings call with Paul as the new President of our Broadcasting Group. He joined us in mid-February and has hit the ground running. As we have said before, we are excited to have such a strong addition to our management team. As you grow to know Paul better, I know you will agree.

I am pleased to report that our magazine advertising is strengthening. We expect Publishing advertising revenues to increase in the mid-single digits on a percentage basis in the fourth quarter. In particular, we are seeing broad-based advertising strength across our magazines.

In summary, our third quarter performance contributed to strong financial results in the first nine months of fiscal 2005. Year-to-date earnings and earnings per share increased 30 percent before the cumulative effect of a change in accounting principle related to stock option expensing. Total revenues rose 4 percent and total advertising revenues grew 5 percent. We are on track to produce record results for fiscal 2005.

With that, I will turn the call to Steve.

STEVE LACY

BROADCASTING

Good morning to all of you. I'll start my comments with Broadcasting, which continued to produce strong results in the third quarter. Operating profit grew 14 percent and EBITDA rose 12 percent. We increased EBITDA margin to 31.7 percent from 28.6 percent.

Total revenues increased 1 percent to $69.8 million. While not all broadcasters have reported, our revenue performance appears to be at, or near the top, of the industry. We grew non-political advertising revenues 4 percent in the quarter. Our revenue growth reflects the benefit of our new stations in Kansas City and Chattanooga, which partially offset the absence of political advertising and the shift of the Super Bowl from CBS to FOX. The 2004 game aired on our six CBS affiliates, which are primarily in larger markets. This year, the game was broadcast on our four FOX affiliates, which are primarily in mid-size markets. Overall, total broadcasting expenses declined 2 percent.

For the first nine months, we posted strong financial results as well. Operating profit grew 43 percent and EBITDA rose 32 percent. We increased Broadcasting's EBITDA margin to 34.3 percent from 29 percent. Total revenues increased 12 percent to $233 million. The first nine months included $18.7 million in net political advertising revenues compared with $2.5 million in the prior year. Non-political revenues grew 4 percent.

Those of you who are familiar with us know improving our news ratings and audience share is central to the continued growth of the Meredith Broadcasting Group. We continued to improve ratings and audience share for news at most of our stations in the February ratings book. In particular, we delivered strong gains in Phoenix, Portland, Hartford, Nashville and Kansas City. Let me share a few highlights for the key adult 25-54 demographic.

  KPHO, our CBS affiliate in Phoenix, increased audience share for its late news by 14 percent. Its 6 to 7 a.m. news grew share 75 percent and share at its new 6:30 p.m. newscast tripled.
  KPTV, our FOX station in Portland, grew audience share for all of its morning newscasts and its late news was number two in the market.
  WFSB, our CBS affiliate in Hartford and the perennial market leader, posted a 14 percent gain in its late news and strong ratings gains for its morning newscasts.
  WSMV, our strong NBC station in Nashville, increased audience share for all of its newscasts.
  KCTV, our CBS affiliate in Kansas City, continued to be the fastest growing news station in the market. Its late news share grew 42 percent, and the station posted strong share gains for most of its other newscasts.

In the third quarter, combined revenues from Cornerstones, Internet sales and market-specific promotions increased to $9.5 million. For the nine months, we generated approximately $28 million in revenues from these programs. With our unique Cornerstones, we leverage our publishing brands and create proprietary advertising packages for local merchants.

We are pleased with our Broadcasting Group's third-quarter and nine-month performance. We will continue to execute our growth strategies and key initiatives-increasing ratings, converting those gains to revenue growth and generating operating efficiencies over time.

PUBLISHING

Turning to Publishing, the Meredith Publishing Group grew operating profit 6 percent on a 2 percent gain in revenues in the third quarter. The group improved its operating profit margin to 23.3 percent from 22.4 percent.

We posted strong results for the first nine months of fiscal 2005 as well. Operating profit grew 11 percent on a 2 percent gain in revenues. Operating profit margin increased to nearly 18 percent from 16.5 percent.

Magazines

Consistent with our previous guidance, Publishing advertising revenues declined 3 percent in the third quarter. These results reflected the sale of fewer advertising pages at most of our titles, which was partially offset by higher advertising revenue per page at our mid-size magazines.

Better Homes and Gardens and Ladies' Home Journal increased their combined share of advertising revenues in the women's service field more than one percentage point to 45 percent for the twelve months ended with the March issues, according to Publishers Information Bureau.

More magazine generated strong results in the quarter and continued to build brand presence through major sponsored consumer events such as the More Marathon. In September 2005, we will increase the rate base of the magazine to 1.1 million.

I am also pleased to report that our newsstand titles, particularly our special interest publications, have performed well in the quarter and fiscal 2005. These magazines build and expand on our core competencies of building and remodeling, decorating, food and entertaining, and gardening and outdoor living.

We increased circulation contribution in the quarter as a result of improved newsstand sales and our long-term direct-to-publisher circulation model, which continues to produce meaningful contribution and to distinguish us in the marketplace.

American Baby

The American Baby Group, which was acquired in December 2002, is an excellent fit with our Publishing Group. It extends our reach to younger women and adds approximately 1.2 million new names to our database each year. The group provides us a foothold in serving the rapidly growing Hispanic population. I'll share two examples that demonstrate our expertise providing custom marketing and sampling programs to Hispanic consumers.

For Johnson & Johnson, the American Baby Group is producing a bilingual-sampling program that includes a magazine, product literature, coupons and product samples for 15 J&J brands. Between March and October, approximately 850,000 units of the publication will be distributed at Hispanic celebrations such as Cinco De Mayo and at Wal-Mart stores.

For McDonalds, we are producing a mini-publication that addresses child obesity, a growing problem among Hispanic youth. The custom publication includes educational content on the dangers of obesity and healthy nutrition advice. It will run in Healthy Kids en Espanol all year, for a total of 2 million units.

We will leverage the American Baby Group's experience serving Hispanic consumers as we build Meredith Hispanic Ventures. We believe establishing an early presence in this market will help produce strong results in future years.

Non-magazine Operations

Our book and integrated marketing operations have grown rapidly in recent years, reducing our dependence on magazine advertising and circulation.

Meredith books delivered higher profits despite lower revenues in the third quarter. This performance reflected fewer large, new book releases along with lower book returns compared with the prior year.

In the fourth quarter, we will be expanding our presence in the children's book market with titles related to upcoming movies. In particular, books for Warner Brothers' Batman Begins, Marvel's Fantastic Four, and DreamWorks's animated film Madagascar are expected to be top sellers.

Meredith Integrated Marketing delivered an exceptional quarter with significant revenue and profit growth. Larger programs included established programs for DIRECTV, Chrysler and Publix, as well as newer programs for Nestlé, Century 21, Creative Memories and Hyundai.

I am pleased to report that we recently won additional business from Hyundai. Meredith Integrated Marketing was awarded a multi-year contract to manage a significant portion of Hyundai's acquisition efforts. In addition to the customer loyalty, dealer communication and the database programs we provide currently, we will now be responsible for developing print and online customer acquisition programs for Hyundai. This client relationship is an excellent example of our ability to extend our service offerings and assist our corporate clients execute against their marketing strategies.

Fourth Quarter Outlook

With that review of the performance of our two operating groups in the third quarter and first nine months of fiscal 2005, let me turn to our expectations for the fourth quarter and full year.

For the fourth quarter of fiscal 2005, Publishing advertising revenue is expected to increase in the mid-single digits, and Broadcast pacings, which are a snapshot in time and change frequently, are currently up in the low-single digits compared with the prior year.

We expect earnings per share will approximate $0.83 for the fourth quarter of fiscal 2005, representing a 15 percent increase from the $0.72 we earned in the prior-year quarter. These results include investment spending in Publishing to launch Meredith Hispanic Ventures, incremental direct mail investment and a mid-teen increase in paper prices compared with the prior-year fourth quarter.

We anticipate earnings per share will approximate $2.50 for all of fiscal 2005, representing a 25 percent increase from the $2.00 we earned in fiscal 2004.

Now, I'll turn it back to Bill for some final comments.

BILL KERR

Thanks, Steve. Before we take your questions, I do want to share a few additional remarks.

We are on track to deliver record results in fiscal 2005 despite the volatility in the advertising environment. We have great people, great products and a well-developed business model with multiple products and services.

In today's world of media fragmentation, consumers are controlling when, how and through what medium they receive advertising and promotion. In response to these demands, we have developed products and services that reach target audiences efficiently and effectively.

Our custom publishing, database management, interactive media, integrated marketing, cross-platform programs-along with traditional national and local advertising-are an incredibly powerful combination. This model distinguishes us from our competitors and diversifies our revenue streams beyond traditional advertising.

In closing, let me simply reiterate both of our business groups are performing well. I look forward to sharing more information at The Mid-Year Media Review on June 21st, and now we will take your questions.